NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (the “Agreement”) is made this 5th day of June 2008 by and among INTELLIHOME, INC. (the “Company”), a Texas corporation, MARK TRIMBLE, an individual residing in Katy, Texas (“Trimble”), and the purchasers whose names appear on the signature page hereof (the “Purchasers”).

WHEREAS, the Purchasers, and their designees, desire to acquire from certain shareholders (the “Selling Shareholders”) of the Company shares (the “Purchased Shares”) representing a controlling interest in the Company and, in connection therewith, desire to provide certain funding to the Company in order to (i) pay all of the outstanding indebtedness and liabilities of the Company (the “Settled Debts”), (ii) pay certain costs (the “Reporting Costs”) associated with preparation and filing with the Securities and Exchange Commission (the “SEC”) of the Company’s quarterly report on Form 10-QSB for the quarter ended March 31, 2008 and (iii) provide working capital to support existing operations (the “Legacy Operations”) of the Company (the “Working Capital Requirement”)(the actual funds provided to the Company by the Purchasers, and their designees, with respect to the Settled Debts, the Reporting Costs and the Working Capital Requirement is referred to as the “Company Funding” and the obligation of the Purchasers to pay the Company Funding is referred to as the “Company Funding Obligation”);

WHEREAS, the aggregate amount to be paid by the Purchasers, and their designees, to the Selling Shareholders and to Company with respect to the Purchased Shares, the Settled Debts, the Reporting Costs and the Working Capital Requirement shall be $575,000 (the “Total Funding”);

WHEREAS, the Company proposes, subject to the terms and conditions stated herein, to issue and sell from time to time as funds are advanced to the Company in satisfaction of the Company Funding, and the Purchasers desire to purchase from time to time, 8% Convertible Notes, in the form attached hereto as Exhibit A (the “Notes”), in the aggregate principal amount equal to the Company Funding;

WHEREAS, upon satisfaction of the obligation by the Purchasers, or their designees, of the obligation to provide the Total Funding, the Notes will be convertible into duly and validly issued, fully paid and non-assessable shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company (such shares, the “Shares” and, together with the Notes, the “Securities”) on the terms, and subject to the conditions, set forth herein;

WHEREAS, funds in settlement of the Total Funding obligation of the Purchasers will be advanced in multiple advances and will be applied to the Purchased Shares, the Settled Debts, the Reporting Costs and Working Capital Requirement in the manner provided for herein;

WHEREAS, upon the advance of funds hereunder by the Purchasers in an amount of not less than $25,000 (the “First Funding”), the Company shall cause a designee of the Purchasers to be appointed to the Board of Directors and as Chief Executive Officer of the Company, in which capacity, said designee will be granted full budgetary authority and signing authority on Company bank accounts, subject only to the rights of Trimble to review and approve the manner of settlement and application of funds from the Company Funding;

WHEREAS, on or prior to the satisfaction in full of the Company Funding Obligation (the “Full Funding Date”), the Company shall cause its current officers and directors to resign in such capacities;

WHEREAS, Trimble will continue to oversee and conduct the Company’s “home security monitoring” and “smart home” operations for a minimum of forty-five (45) days following the First Funding;

WHEREAS, pending satisfaction in full of the Company Funding Obligation, the Purchasers shall fully and unconditionally guarantee, and shall indemnify and hold harmless the Company and each officer, director and shareholder against any claim, loss or liability relating to (together, the “Guarantee and Indemnity Obligation”), (i) all outstanding liabilities and indebtedness of the Company existing as of the date hereof, (ii) all liabilities and indebtedness relating to Reporting Costs and Working Capital Requirements; provided, however, that the Guarantee and Indemnity Obligation shall in no event exceed the excess, if any, of $575,000 over the funds actually advanced in satisfaction of the Company Funding Obligation and to purchase the Purchased Shares; and (iii) all liabilities and indebtedness incurred by the Company after the First Funding (“New Business Indebtedness”), other than liabilities and indebtedness directly attributable to the Legacy Operations.

This Agreement, the agreements with the Selling Shareholders (the “Selling Shareholder Agreements”), and the form of Note between the Company and the Purchasers, are referred to herein collectively as the “Transaction Documents,” and the transactions contemplated hereby and thereby are referred to herein collectively as the “Transactions.”

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein set forth, the parties hereto agree as follows:

1. Purchase and Sale of Notes.

(a) On the basis of the representations, warranties and covenants contained in this Agreement, and subject to its terms and conditions, the Company agrees to issue and sell to the Purchasers and the Purchasers agree to purchase from the Company an aggregate principal amount of Notes in an amount not to exceed, in the aggregate, the Total Funding.

(b) The purchase price for the Notes will be equal to 100% of the principal amount thereof.

(c) Delivery of, and payment for, the Notes shall be made on one or more occasions (each, a “Closing” and together the “Closings”) as funds are provided in accordance with Section 2, to satisfy the Company Funding Obligation at such place as the Company and the Purchasers shall designate and upon each Closing, the amount funded will be recorded on the schedule attached at the end of this Agreement.

2. Company Funding Obligation.

(a) As consideration for the Notes, the Purchasers, and their designees, agree to provide funding to the Company in an aggregate amount not to exceed the Total Funding, on the following terms:

(i) Not later than three days after the date of this Agreement, the Purchasers shall provide funding to the Company in the amount of not less than $25,000, which amount shall comprise the First Funding and will be applied by the Company first to pay the Reporting Costs.

(ii) During the four week period (the “Operating Period”) beginning on the date of the First Funding, the Purchasers shall provide funding to the Company in amounts designated in writing by Mark Trimble, the total amount not to exceed $25,000, which amount shall be applied first to payment of operating costs and fulfillment of contractual obligations (and not to repayment of indebtedness or liabilities existing as of the date hereof) of the Company and the payment of which will be applied to satisfaction of the Working Capital Requirement.

(iii) On or before forty five (45) days after the date of this Agreement (the “Initial Funding Period”), the Purchasers shall provide funding to the Company in an amount equal to the lesser of (A) the Settled Debts, as reflected on the Settled Amounts Schedule (as defined below), or (B) $175,000 less all amounts funded pursuant to Section 4(b)(iii)(z) of this Agreement (such lesser amount being referred to as the “Cash Settlement Funding Amount”), which amount shall be applied to the payment of all outstanding indebtedness and liabilities of the Company other than Installment Debt (as defined below), including, but not be limited to, (Y) accrued and unpaid salary as of the date hereof as reflected on the Company’s books and records and accruing from the date hereof through the last day of the Operating Period (provided, however, that such amount is not otherwise included in the Working Capital Requirement), and (Z) amounts borrowed on credit cards, bank facilities or otherwise by officers, directors or shareholders of the Company for the benefit and use of the Company as reflected on the Company’s books and records; provided, however, that the Purchasers may, by written notice to the Company, extend the Initial Funding Period by fifteen (15) days (as extended, the “Extended Funding Period”) if, and only if, the Purchasers have, on or before the last day of the Initial Funding Period, provided funding in an aggregate amount not less than $87,500 pursuant to Sections 2(b)(iii) and 4(b)(iii)(z) of this Agreement.

(iv) On or before the last day of the Initial Funding Period or the Extended Funding Period, if applicable, the Purchasers shall arrange for the settlement of the excess of the Settled Debts, as reflected on the Settled Amounts Schedule, less the Cash Settlement Funding Amount (such excess being referred to as the “Excess Funding Obligation”) by either (A) providing funding to the Company or payments directly to the creditors of the Company in cash sufficient to satisfy the Excess Funding Obligation, or (B) providing a written undertaking to assume, and pay all installments as they come due on, Settled Debts not otherwise paid hereunder and providing for scheduled payments (including but not limited to credit card debts and bank loans)(the “Installment Debt”), or (C) subject to acceptance of the same by creditors of the Company, issuing convertible promissory notes on terms substantially identical to those included in the Trimble Note (as defined below), or (D) any combination of the foregoing.

(b) The Purchasers may, at their option, pay amounts directly to creditors of the Company, which amounts will be applied toward satisfaction of the Company Funding Obligation as if paid to the Company pursuant to Section 2(a).

(c) The Purchasers and the Company agree that, during the Initial Funding Period as extended, each will cooperate with the other in (i) negotiations with various creditors of the Company with the objective of settling amounts owed to such creditors on a discounted basis and (ii) preparing a written final definitive schedule (the “Settled Amounts Schedule”) of all amounts comprising Settled Debt, Reporting Costs and the Working Capital Requirement. In connection with the foregoing, it is understood and agreed that:

(i) Trimble, as President of the Company, will have sole and final authority to determine the identity and terms on which amounts owed to creditors are ultimately compromised;

(ii) With respect to indebtedness settled for less than the full stated amount payable, only the amount actually paid will be deemed to be Settled Debt;

(iii) In the event of disputes regarding the Settled Amounts Schedule, the Purchasers and Trimble will attempt to negotiate a satisfactory resolution and, if they are unable to negotiate a satisfactory resolution, the Settled Amounts Schedule, this Agreement and the applicable accounting records of the Company will be submitted to the Company’s independent registered public accounting firm (the “Accountant”) for purposes of reconciling the amounts properly included on the Settled Amounts Schedule and the determination of the Accountant shall be conclusive.

(d) With respect to any permitted payments of Installment Debt after the last day of the Initial Funding Period, as extended (as permitted under Section 2(b)(iv)(B)), any amounts constituting interest on that Installment Debt accruing after the last day of the Initial Funding Period shall not be credited in determining the amounts funded by the Purchasers under this Agreement.

3. Company Operations.

(a) Upon the advance of funds hereunder by the Purchasers in the amount of the First Funding, the Company shall cause a designee (the “Purchaser Management Designee”) of the Purchasers to be appointed to the Board of Directors and as Chief Executive Officer of the Company, in which capacity, said designee will be granted full budgetary authority and signing authority on Company bank accounts, subject only to the rights of Trimble to review and approve the manner of settlement and application of funds from the Company Funding.

(b) Trimble will continue to oversee and conduct the Company’s “home security monitoring” and “smart home” operations for a minimum of forty-five (45) days following the First Funding and during that period will have authority to liquidate assets and settle obligations relating to such operations. All cash on hand on the First Funding (excluding cash provided by the First Funding) and all proceeds received from the collection of receivables or liquation of assets (collectively, the “Residual Cash”) from the date hereof through the last day of the Initial Funding Period, or the Extended Funding Period if applicable, shall be applied to support operations of the “home security monitoring” and “smart home” business and to settle debt of the Company. Residual Cash shall not be treated as cash provided by the Purchasers pursuant to Section 2. Any Residual Cash remaining on hand on the last day of the Initial Funding Period, or the Extended Funding Period if applicable, shall be applied at that time to the settlement of any amounts on the Settled Amounts Schedule not otherwise previously satisfied as determined by Trimble.

(c) Subject to the provisions of Section 3(b), on and after the First Funding, the business direction and strategy of the Company shall be determined and controlled by the Purchaser Management Designee.

(d) On or prior to the Full Funding Date, the Company shall cause its current officers and directors (excluding the Purchaser Management Designee) to resign in such capacities; provided, however, that should the Full Funding Date not have occured on or before the last day of the Initial Funding Period, or the Extended Funding Period if applicable, the Purchasers and the Purchaser Management Designee shall take such steps as may be reasonably necessary to appoint Trimble as the sole officer and director of the Company, including causing the Purchaser Management Designee to resign as an officer and director of the Company.

(e) From the date hereof until the First Funding, the Company shall not (except as otherwise specifically contemplated herein) issue any securities, including debt securities, or incur any indebtedness other than in the ordinary course of business.

(f) On or before the First Funding, the Company shall secure releases of all existing employment agreements, subject to and in accordance with the provisions of Section 4(a) below.

4. Selling Shareholder and Employee Obligations.As a condition of providing the financing contemplated herein, the Purchasers require that certain members of management of the Company and certain shareholders of the Company enter into separate agreements releasing certain rights that each may have against, or with respect to, the Company, whether under employment agreements or with respect to securities held by those persons. In that regard, the parties agree that:

(a) The Company and the Purchasers will enter into agreements with each of Trimble and John Peper (“Peper”), substantially in the form attached hereto as Exhibit B, pursuant to which:

(i) Each of Trimble and Peper agree to terminate their existing employment agreements with the Company, effective on the First Funding, and to release the Company from any and all obligations owing to each of them, other than obligations reflected on the books and records of the Company, which amounts are to be satisfied as Settled Debt in the manner provided for herein;

(ii) Each of Trimble and Peper agree to convey to the Purchasers, all shares of stock (the “Employee Shares”) of the Company held by each; provided, however, that the Employee Shares shall be deposited in escrow with Michael Sanders, counsel to the Company, to be held until the earlier of (A) such time as the Purchasers have satisfied in full their funding obligations under Section 2 of this Agreement or (B) the last day of the Initial Funding Period, or the Extended Funding Period if applicable; at which time the Employee Shares shall be released to the Purchasers if the Purchasers have satisfied in full their funding obligations under Section 2 or returned to Trimble and Peper if the Purchasers have failed to satisfy in full their funding obligations under Section 2; provided, however, that should the Excess Funding Obligation be satisfied through the assumption of Installment Debt or the delivery of convertible promissory notes, as permitted under Section 2(b)(iv)(b), (c) and/or (d), the Employee Shares shall continue to be held in escrow until the earlier of (X) June 30, 2009 or (Y) the payment of all Installment Debt and all Settled Debt owed to Trimble and Peper (together, the “Share Release Amount”), at which time the Employee Shares shall be released to the Purchasers if the Share Release Amount has been satisfied or returned to Trimble and Peper if the Share Release Amount has not been received; and, provided, further, that Trimble and Peper shall grant to the Purchasers a proxy whereby the Purchasers shall have the sole and exclusive right to vote the Employee Shares during the period in which the Employee Shares continue to be held in escrow pursuant to the terms of this Section 4(a); and

(iii) As consideration for the releases to be provided under Section 4(a)(i), the Company shall, on the Measurement Date (as defined below), issue to each of Trimble and Peper, convertible promissory notes (the “Trimble Note” and the “Peper Note”, respectively), in the form attached hereto as Exhibit C, with the principal amount of the Trimble Note being equal to 8.2% of the Unallocated Purchase Price (as defined below) and the principal amount of the Peper Note being equal to 1.8% of the Unallocated Purchase Price.

(b) The Company and the Purchasers will enter into an agreement (the “CRI Stock Agreement”) with Company Reporter Investments II (“CRI”), substantially in the form attached hereto as Exhibit D, pursuant to which:

(i) CRI will agree to waive its rights, and release the Company from any and all obligations owing to it, with respect to the shares of Series A Preferred Stock and Series B Preferred Stock (collectively, the “Preferred Stock”) held by CRI;

(ii) CRI agrees to convey to the Purchasers, all of the Preferred Stock held by CRI; provided, however, that seventy percent (70%) of the Preferred Stock shall be deposited in escrow with Michael Sanders, counsel to the Company, to be held until the earlier of (A) such time as the Purchasers have satisfied in full their funding obligations under Section 2 or (B) the last day of the Initial Funding Period, or the Extended Funding Period if applicable; at which time the Preferred Stock shall be returned to CRI if the Purchasers have failed to satisfy in full their funding obligations under Section 2 or, if such funding obligations are satisfied, released to the Purchasers from time to time on a pro rata basis as the principal balance of the CRI Note is reduced; and, provided, further, that CRI shall grant to the Purchasers a proxy whereby the Purchasers shall have the sole and exclusive right to vote the Preferred Stock during the period in which the Preferred Stock continues to be held in escrow pursuant to the terms of this Section 4(a);and

(iii) As consideration for the releases to be provided under Section 4(b)(i), the Company shall, on the Measurement Date (as defined below), issue to CRI, a convertible promissory note (the “CRI Note”), in the form attached hereto as Exhibit C, with the principal amount of the CRI Note being equal to (y) 90% of the Unallocated Purchase Price less (z) $60,000 payable to CRI in cash (the “CRI Cash Payment”) pursuant to the CRI Stock Agreement.

(c) For purposes hereof, the “Measurement Date” shall mean the date on which the Settled Amounts Schedule is finalized in accordance with Section 2(c).

(d) For purposes hereof, the “Unallocated Purchase Price” shall mean the Total Funding less the amounts reflected on the Settled Amounts Schedule.

5. Representations, Warranties and Agreements of the Company. In addition to the other representations, warranties and agreements contained in this Agreement, the Company represents and warrants to, and agrees with, the Purchasers as follows:

(a) The Company is subject to the reporting requirements set out in, and files reports (the “SEC Reports”) under, Section 15(d) of the Securities Exchange Act of 1934. The SEC Reports conformed in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Exchange Act”); and none of such documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of its respective jurisdiction of incorporation, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, and has all power and authority necessary to own, lease or hold its properties and to conduct the businesses in which it is engaged. The Company does not have any subsidiaries.

(c) The Company has an authorized capitalization as set forth in the SEC Reports, and all of the issued shares of common stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and conform to the description thereof contained in the SEC Reports. Except as disclosed in the SEC Reports, (i) there are no outstanding securities convertible into or exchangeable for, or warrants, options or rights issued by the Company to purchase, any shares of the Common Stock, (ii) there are no statutory, contractual, preemptive or other rights to subscribe for or to purchase any Common Stock and (iii) there are no restrictions upon transfer of the Common Stock pursuant to the Company’s charter or bylaws.

(d) Except as set forth in the SEC Reports, there are no legal or governmental proceedings pending to which the Company is a party or of which any property or assets of any of the Company is subject which, if determined adversely to such companies, individually or in the aggregate, might have a material adverse effect on the business, condition (financial or other) or prospects of such companies taken as a whole (a “Material Adverse Effect”), and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others. There is no pending or, to the best of the Company’s knowledge, threatened legal or governmental proceeding that seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge the issuance of the Securities to be sold pursuant to this Agreement or the consummation of the other Transactions.

(e) The Company is not in violation of its charter, by laws or formation documents.

(f) The financial statements, including the related notes and supporting schedules, included in the SEC Reports present fairly the financial condition, results of operations and changes in financial position of the Company on the basis stated therein at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied throughout the periods involved.

(g) The Company has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder to issue the Securities and to consummate the other Transactions; each of the Transaction Documents and the Transactions have been duly authorized by the Company; this Agreement has been duly executed and delivered by the Company and each of the other Transaction Documents, when executed and delivered by the Company assuming that such Transaction Documents are or will be the valid and binding agreements of the other parties thereto, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(h) The Company has all necessary power and authority to execute, issue and deliver the Shares; the Shares have been duly and validly authorized, and, when duly issued and delivered to holders of the Notes upon conversion of the Notes from time to time, the Shares will be duly and validly authorized and issued, fully paid and nonassessable and will be free and clear of any preemptive rights and liens.

(i) The Company has all necessary power and authority to execute, issue and deliver the Notes and perform its obligations thereunder; the Notes have been duly authorized by the Company, will be in the form attached hereto as Exhibit A and, when executed, authenticated, delivered to and paid for by the Purchasers pursuant to this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(j) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, the performance of the obligations of the Company hereunder and thereunder, the issuance of the Securities and the consummation of the other Transactions will not, as of the Closing Date, result in any violation of the provisions of the charter, by laws or formation documents of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of their properties or assets.

(k) No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body is required for the execution, delivery and performance of the Transaction Documents by the Company, the issuance of the Securities, the performance of the obligations of the Company hereunder and thereunder and the consummation of the other Transactions contemplated hereby and thereby, except (i) as required by the state securities or “blue sky” laws and (ii) for such consents, approvals, authorizations, orders, filings or registrations which have been obtained or made.

(l) None of the Company or any of its Affiliates (as defined in Rule 501(b) of Regulation D) has engaged, and will not engage, directly or indirectly in any form of general solicitation or general advertising in connection with the offering of the Securities (as those terms are used in Regulation D) under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2); and the Company has not entered, and will not enter, into any arrangement or agreement with respect to the distribution of the Securities, except for this Agreement, and the Company agrees not to enter into any such arrangement or agreement.

(m) Neither the Company nor any of its Affiliates has directly or indirectly sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any “security” (as defined in the Securities Act) which is, or would be, integrated with the sale of any of the Securities in a manner that would require the registration under the Securities Act of any of the Securities.

6. Representations, Warranties and Agreements of the Purchasers. Each Purchaser represents and warrants to, and agrees with, the Company that it:

(a) is not acquiring the Notes with a view to any distribution thereof or with any present intention of offering or selling any of the Notes in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction.

(b) is an Accredited Investor, as that term is defined in Regulation D.

(c) is aware that the Notes are speculative and that it may lose its entire investment and it can afford to bear the risks of an investment in the Company, including the risk of losing its entire investment.

(d) has (i) been provided an opportunity to obtain information concerning the Company and any other relevant matters as Purchaser has requested, and (ii) been given the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the offering of the Notes.

(e) is aware that its must bear the economic risk of its investment in the Company for an indefinite period of time because: (1) the Notes have not been registered under the Securities Act, or qualified under the state securities laws of any state, and therefore cannot be sold, assigned or otherwise disposed of unless appropriate exemptions from such registration or qualification requirements are available; (2) the Company will place a legend on the certificates evidencing the Notes stating that the Notes have not been registered under the Act or any state securities laws and setting forth the limitations on resale contained above and the Company will also require that its registrar and transfer agent make a notation of such restrictions in its appropriate records; and (3) there is no public market for such Notes. The Purchaser further understands and agrees that the Company will not honor any attempt by Purchaser to sell, transfer of otherwise dispose of the Notes in the absence of either an effective registration statement and qualification under applicable Blue Sky laws or exemptions therefrom.

7. Additional Funding, Guarantee and Indemnity Obligation. In addition to the other agreements of the Purchasers in this Agreement, the Purchasers further agree to provide all funding necessary to support operations of the Company (other than Legacy Operations, following the First Funding and, until such time as the Company Funding Obligation is satisfied in full, to fully and unconditionally guarantee, and indemnify and hold harmless the Company and each officer, director and shareholder of the Company as of the First Funding against any claim, loss or liability relating to, (a) all outstanding liabilities and indebtedness of the Company existing as of the date hereof, (b) all liabilities and indebtedness relating to Reporting Costs and Working Capital Requirements; provided, however, that the Guarantee and Indemnity Obligation under this Section 7 shall in no event exceed the excess, if any, of $575,000 over (y) the funds actually advanced in satisfaction of the Company Funding Obligation plus (z) the CRI Cash Payment; and (c) all New Business Indebtedness.

8. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

(b) Consent to Jurisdiction; Forum Selection; Appointment of Agent for Service of Process

(i) Each of the Purchaser and the Company hereby submits to the jurisdiction of the courts of the State of Texas and the courts of the United States of America located in the State of Texas over any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby.

(ii) Any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby may be brought only in the courts of the State of Texas or the courts of the United States of America located in the State of Texas, located in Harris County, State of Texas. Each of the parties hereto waives any objection that it may have to the venue of such suit, action or proceeding in any such court or that such suit, action or proceeding in such court was brought in an inconvenient court and agrees not to plead or claim the same.

(c) Waiver of Jury Trial. Any right to trial by jury with respect to any lawsuit, claim, action or other proceeding arising out of or relating to this Agreement or the services to be rendered by you hereunder is expressly and irrevocably waived.

(d) Entire Agreement. This Agreement and the exhibits referenced herein constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

(e) Amendments and Waiver. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, except by the parties to this Agreement. The failure by any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

(f) Persons Entitled to Benefit of Agreement. This Agreement will inure to the benefit of and be binding upon the Purchasers, the Company, CRI and their respective officers, directors, shareholders, successors and assigns. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons.

(g) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

(h) Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

(i) Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

(j) Notices. All statements, requests, notices and agreements hereunder shall be in writing, and:

(i) if to the Purchasers, shall be delivered or sent by mail, telex or facsimile transmission to the address set forth on the signature page hereof;

(ii) if to the Company, Trimble, Peper or any officer, director or shareholder of the Company, shall be delivered or sent by mail, telex or facsimile transmission c/o Mark Trimble, 1600 Eldridge Parkway, #3608, Houston, Texas 77077.

Any such statements, requests or notices will take effect at the time of receipt thereof. Each party shall provide notice to the other party of any changes in address.

[Signature page follows]

If the foregoing correctly sets forth the agreement between the parties hereto, please indicate your acceptance in the space provided for that purpose below.

COMPANY:	INTELLIHOME, INC.

By: /s/ Mark Trimble
Name: Mark Trimble
Title: President
Date: June 2, 2008

MARK TRIMBLE:	/s/ Mark Trimble
Mark Trimble, Individually
Date: June 2, 2008

PURCHASERS:	STARR CONSULTING, INC.

By: /s/ Daniel Starczewski
Name: Daniel Starczewski
Title: President
Address: 932 Burke St.
Winston Salem, NC 27101
Date: June 2, 2008

POWER NETWORK, INC.

By: /s/ Joe V. Overcash
Name: Joe V. Overcash
Title: President
Address: 1020 Brookstown Ave., Ste. 30
Winston Salem, NC 27101
Date: June 5, 2008

BAF CONSULTING, INC.

By: /s/ Barbara Morelli
Name: Barbara Morelli
Title: President
Address: 932 Burke St.
Winston Salem, NC 27101
Date: June 5, 2008

NEW AGE SPORTS, INC.

By: /s/ Ashley Martinez
Name: Ashley Martinez
Title: President
Address: 1020 Brookstown Ave., Ste. 30
Winston Salem, NC 27101
Date: June 5, 2008

PROJECT DEVELOPMENT, INC.

By: /s/ Daniel Motsinger
Name: Daniel Motsinger
Title: President
Address: 932 Burke St.
Winston Salem, NC 27101
Date: June 5, 2008

SEVILLE CONSULTING, INC.

By: /s/ Kelli M. Myers
Name: Kelli M. Myers
Title: President
Address: 1020 Brookstown Ave., Ste. 30
Winston Salem, NC 27101
Date: June 5, 2008

MBA INVESTORS

By: /s/ Thomas Pierson
Name: Thomas Pierson
Title: President
Address: 8050 N. University Dr. #202
Tamarac, FL 33321
Date: June 5, 2008

YT2K, INC.

By: /s/ Richard Muller
Name: Richard Muller
Title: President
Address: 8050 N. University Dr. #202
Tamarac, FL 33321
Date: June 1, 2008

ACTIVE STEALTH, LLC

By: /s/ Richard Muller
Name: Richard Muller
Title: Manager
Address: 8050 N. University Dr. #202
Tamarac, FL 33321
Date: June 1, 2008